UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2014

DESTINATION XL GROUP, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	01-34219	04-2623104
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Turnpike Street, Canton, Massachusetts		02021
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (781) 828-9300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 7, 2014, the Compensation Committee of the Board of Directors (the “Board”) of Destination XL Group, Inc. (the “Company”), having received support from the Board, approved the 2016 Destination XL Group, Inc. Long-Term Incentive Wrap-Around Plan (the “Wrap-Around Plan”).  The Wrap-Around Plan is a supplemental performance-based incentive plan that is only effective if the Company does not meet the performance targets set forth in the Company’s 2013-2016 Destination XL Group, Inc. Long-Term Incentive Plan (the “2013-2016 Plan”).

The 2013-2016 Plan, which was approved by the Compensation Committee in May 2013, was designed to retain certain senior and executive-level associates and reward their efforts required to transition the Company to its Destination XL (“DXL”) store concept through the end of fiscal 2016.  The performance targets under the 2013-2016 Plan were based on having an estimated 215 to 230 DXL stores opened by the end of fiscal 2015 and closing substantially all Casual Male XL stores. At the beginning of fiscal 2014, however, the Board approved a strategic change to slow the timing of the transition, which it expects to improve the Company’s liquidity position during the transition while still achieving a successful rollout, although over a longer time period.  In light of the strategic shift and the reduced number of DXL stores expected to be opened during the rollout, it became clear that the performance component of the 2013-2016 Plan would most likely be unachievable.  As a result, the participants in the 2013-2016 Plan likely have no opportunity to earn any performance-based compensation for four years, during which time the Company expects to have significantly transitioned itself to the DXL concept.

The Compensation Committee did not want to penalize the 2013-2016 Plan participants because of a strategic shift mandated by the Board. The Compensation Committee expressed this concern in the Compensation Discussion and Analysis in the Company’s 10-K/A (filed with the SEC on June 2, 2014) and the Definitive 14A (filed with the SEC on June 30, 2014). The Compensation Committee retained its outside compensation consultant, Sibson Consulting, which was the architect of the 2013-2016 Plan.  Sibson Consulting recommended establishing a plan that exists at the same time as the 2013-2016 Plan, but is triggered only if there is no payout on the performance component of the 2013-2016 Plan, known as a “wrap-around” plan.  The wrap-around plan design is a tool to retain the key personnel needed for the transition. It provides a slightly reduced payout upon achievement of the wrap-around plan target plus an opportunity to reach 100% of the value of the 2013-2016 Plan’s target performance payout if the wrap-around plan target is exceeded.  The performance targets under the Wrap-Around Plan reflect the Company’s forecasted operating results for fiscal 2016 given the revised store roll-out.  The Compensation Committee believes that the metrics are rigorous and to achieve them will require a great deal of focus and effort which will benefit participants and shareholders alike. The payout under the wrap-around plan is split between restricted stock and cash.  Based on Sibson Consulting’s advice and after receiving feedback from the Company’s outside compensation counsel, the Compensation Committee adopted the Wrap-Around Plan.  As mentioned above, if the performance targets under the 2013-2016 Plan are not met, the Wrap-Around Plan will become effective.  Under the Wrap-Around Plan, if the target level performance metrics for fiscal 2016 are met, participants will be eligible to receive a payout equal to 80% of the dollar value of the performance-based compensation they were eligible to receive under the 2013-2016 Plan.  If the target level performance metrics for fiscal 2016 under the Wrap-Around Plan are exceeded, the greatest payout that participants will be eligible to receive is 100% of the dollar value of the performance-based compensation they were eligible to receive under the 2013-2016 Plan.

The following is a summary of the key features of the Wrap-Around Plan:

Effective Date:   The Wrap-Around Plan is triggered only if there is no vesting of performance-based awards under the 2013-2016 Plan and, as a result, all performance-based awards under that plan are forfeited.

Two Performance Metrics: For fiscal 2016, the Company’s performance target consists of two metrics, Sales and EBITDA, as defined in the Wrap-Around Plan, with threshold (50%), target (80%) and maximum (100%) payout levels.  Each metric is weighted as 50% of the total performance target.  However, in order for there to be any payout under either metric, EBITDA for fiscal 2016 must be equal to or greater than the minimum threshold.  The performance targets established by the Compensation Committee are rigorous and reflect the Company’s forecasted operating results, given the revised store roll-out schedule.

Awards: Any award earned will be payable 50% in restricted stock and 50% in cash. Each participant’s maximum potential benefit is the same as the performance-based component under the 2013-2016 Plan.

Share Price Bonus: A significant component of the 2013-2016 Plan was that all awards were granted unvested and un-exercisable at the onset of the plan, thereby providing each participant with an opportunity to benefit in the growth of the share price, if the performance targets were met. Under the Wrap-Around Plan, any award earned will not be granted until the first quarter of fiscal 2017.  Further, if the share price at the time awards are earned under the Wrap-Around Plan is significantly higher than the share price of the awards granted under the 2013-2016 Plan, each participant will receive fewer shares of restricted stock under the Wrap-Around Plan, as the amount of stock is determined by dividing the dollar value of the participant’s target benefit amount by the share price, so the higher the share price, the fewer shares received by the participant.  As a result, if the share price is higher at the time awards are earned under the Wrap-Around Plan, it would likely be attributable to a successful transition to the DXL concept, yet the participants would get fewer shares for their successful efforts.  To address this, the Compensation Committee included a Share Price Bonus in the

Wrap-Around Plan.  If at the close of business on the day that the Company’s earnings for fiscal 2016 are publicly released, the Company’s share price is at least $6.75, then the 50% of the award value to be settled in shares of restricted stock will be increased.  The increase is 20% at the $6.75 share price and 30% at a $7.25 or higher share price. (A $6.75 share price represents an increase of over 25% from the closing share price on the business day prior to the Compensation Committee’s adoption of the Wrap-Around Plan.)  If the Company’s share price is between $6.75 and $7.25, then the Share Price Bonus will be determined by straight-line interpolation.  There will be no adjustment to the other half of a participant’s award which is settled in cash.

Vesting of Awards: Any awards granted will not become fully vested until the last day of the second quarter of fiscal 2017.  With some exceptions, as defined in the Wrap-Around Plan, a participant must be employed with the Company through the end of the second quarter of fiscal 2017 to vest in any award.  The principal exception is that if the Wrap-Around Plan is effective, but a participant’s employment was terminated after fiscal year 2014, and before awards vest, by reason of death, disability, without cause or by the participant for good reason, then the participant shall receive the award that is earned and otherwise would have vested if such termination of employment had not occurred. In addition, if (i) there is a change in control of the Company at any time after the Wrap-Around Plan becomes effective and before any payout under the Wrap-Around Plan, and (ii) after the change in control, a participant’s employment is terminated by reason of death, disability, without cause or by the participant for good reason, awards under the Wrap-Around Plan will immediately vest and, to the extent not previously paid in shares of restricted stock, will be paid to the participant in cash.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	2016 Destination XL Group, Inc. Long-Term Incentive Wrap-Around Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DESTINATION XL GROUP, INC.
Date: November 13, 2014	By:	/s/ Robert S. Molloy
Robert S. Molloy
Senior Vice President, General Counsel and Secretary